Exhibit 99.1

Multi-Color Corporation Announces

Results for First Quarter of Fiscal Year 2013

CINCINNATI, OHIO, August 7, 2012 – Multi-Color Corporation (NASDAQ: LABL) today announced first quarter fiscal 2013 results which sets a good foundation for fiscal 2013.

“Organic revenue growth continues in our largest market of North America, somewhat offset by softer organic European revenues in the quarter. Operating margins are solid but still impacted by integration activities in North and Latin America,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

First quarter highlights:

•

Net revenues increased 64% to $165 million from $100.6 million compared to the three months ended June 30, 2011. Net revenues increased 66% or $66.2 million due to acquisitions occurring after June 30, 2011. Organic net revenues increased by 2% due to a favorable impact of pricing and sales mix. Net revenues decreased 4% compared to the prior year quarter due to the unfavorable impact of foreign exchange rates primarily driven by depreciation in the Australian dollar and the Euro.

•

Gross profit increased $8.7 million or 39% compared to the first three months of the prior year. Adjusted for special items, gross profit increased $9.2 million or 41%. The increase is primarily due to acquisitions occurring after June 30, 2011 partially offset by a decrease related to the unfavorable impact of foreign exchange rates in the current quarter. Gross margins, adjusted for special items, decreased to 19% of net revenues compared to 22% of net revenues in the prior year quarter. This reduction in adjusted gross margins is due primarily to lower European sales, integration inefficiencies in North and Latin America and an above average quarter in the prior year. The adjusted gross margin for the three months ended June 30, 2012 is similar to the adjusted gross margin for fiscal year 2012.

•

Selling, general and administrative (SG&A) expenses increased $5.6 million compared to the prior year quarter due to the impact of acquisitions, costs related to the closure of the Kansas City facility of $0.6 million and severance costs related to the integration of York of $0.3 million partially offset by the impact of foreign exchange rates in the current quarter. Adjusted for special items, SG&A expenses increased by 60% compared to the prior year quarter due primarily to the impact of new acquisitions. Special items included in SG&A expenses in the three months ended June 30, 2012 consisted of $0.6 million of costs related to the closure of the Kansas City facility, $0.3 million of integration expenses related to the York Label Group acquisition and $0.1 million of acquisition related expenses. Adjusted SG&A, as a percent of sales, was 7.7% in the current quarter compared to 7.9% in the prior year quarter.

•

Operating income increased $3.1 million or 22% compared to the prior year quarter. Adjusted for special items, operating income increased 31% to $18.7 million from $14.3 million. The increase was due primarily to acquisitions occurring after June 30, 2011 partially offset by a decrease due to the unfavorable impact of foreign exchange rates and integration inefficiencies in North and Latin America.

•

Interest expense increased by $3.8 million compared to the prior year quarter. The increase is due primarily to an increase in debt borrowings to finance acquisitions, including the York Label Group acquisition. The Company had $431.6 million of debt at June 30, 2012 compared to $141 million at June 30, 2011.

•

The effective tax rate was 33% for the first quarter of fiscal 2013 compared to 29% in the prior year quarter due primarily to income mix in domestic and foreign jurisdictions. The Company expects its annual effective tax rate to be approximately 33% in fiscal year 2013 reflecting a higher percentage of income in North America.

•

Diluted earnings per share (EPS) decreased to $0.49 cents per diluted share from $0.66 cents in the prior year quarter. Excluding the impact of the special items noted below, adjusted EPS decreased 17% to $0.55 cents per diluted share from $0.66 cents in the prior year quarter. Net income attributable to Multi-Color Corporation decreased to $7.9 million from $8.9 million in the prior year. Adjusted for special items, net income attributable to Multi-Color Corporation decreased to $8.9 million from $9 million in the prior year quarter.

•

On April 2, 2012, Multi-Color acquired Labelgraphics Holdings (“Labelgraphics”) for $24.6 million less net debt including a future performance based earn-out. Labelgraphics, based in Glasgow, Scotland, supplies spirit & wine markets bottled in the U.K. These markets are experiencing growth through spirit shipments to developing markets and imported wine shipments bottled in the U.K.

The following table shows adjustments made to Net Income Attributable to Multi-Color Corporation and Diluted EPS between reported GAAP and Non-GAAP results for the three months ending June 30, 2012 and 2011. For a reconciliation of adjustments made to Gross Profit, SG&A expenses and Operating Income between reported GAAP and Non-GAAP results, see the tables in Exhibit B:

	Three Months Ended
	06/30/12 (in 000’s)	Diluted EPS	06/30/11 (in 000’s)	Diluted EPS
Net Income Attributable to Multi-Color Corporation and Diluted EPS, as reported	$7,896	$0.49	$8,889	$0.66
Acquisition Expense, Net of Tax	124	0.01	71	—
York Label Group Integration Expense, Net of Tax	189	0.01	—	—
Facility Closure Expense, Net of Tax	348	0.02	—	—
Inventory Purchase Accounting Charge, Net of Tax	344	0.02	—	—

Adjusted Net Income Attributable to Multi-Color Corporation and Diluted EPS, (Non-GAAP)	$8,901	$0.55	$8,960	$0.66

Nigel Vinecombe said, “The first quarter reflects positive execution of integration activities to date. Integration plans of new acquisitions occurring in fiscal 2012 are now past the half way point and the transition of work to consolidated sites is expected to be more efficient going forward.”

Fiscal Year 2013 First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on August 7, 2012 at 11:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please dial 1-888-713-4216 (participant code 50405468) or for international access, please dial 1-617-213-4868 (participant code 50405468) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on August 7, 2012 through 11:59 p.m. (ET) on August 14, 2012 by calling 1-888-286-8010 (participant code 66732255) or for international access, please call 1-617-801-6888 (participant code 66732255). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PNGB9KNVG (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists). Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

The webcast is also being distributed over the Thomson Reuters’ Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters’ individual investor center at http://www.fulldisclosure.com or by visiting any of the investor sites in Thomson Reuters’ Individual Investor Network. Institutional investors can access the call via Thomson Reuters’ password-protected event management site, StreetEvents (http://www.streetevents.com).

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; ability to manage foreign operations; currency exchange rate fluctuations; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital and credit; cost and price changes; raw material cost pressures; availability of raw materials; ability to pass raw material cost increases to its customers; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; risk associated with significant leverage; increases in general interest rate levels affecting the Company’s interest costs; ability to manage global political uncertainty; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 2,700 associates across 27 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

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Exhibit A

Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data)

Unaudited

	Three Months Ended
	June 30, 2012	June 30, 2011
Net Revenues	$165,010	$100,635
Cost of Revenues	134,087	78,440

Gross Profit	30,923	22,195
Gross Margin	19%	22%
Selling, General & Administrative Expenses	13,652	8,019

Operating Income	17,271	14,176

Interest Expense	5,565	1,764
Other (Income) Expense, Net	(101)	(50)

Income before Income Taxes	11,807	12,462
Income Tax Expense	3,911	3,591

Net Income	7,896	8,871
Loss Attributable to Non-Controlling Interests	—	18

Net Income Attributable to Multi-Color Corporation	$7,896	$8,889

Basic Earnings Per Share	$0.49	$0.67
Diluted Earnings Per Share	$0.49	$0.66

Basic Shares Outstanding	16,116	13,297
Diluted Shares Outstanding	16,276	13,515

Selected Balance Sheet Information

(in 000’s) Unaudited

	June 30, 2012	March 31, 2012
Current Assets	$188,550	$167,102
Total Assets	$845,703	$809,654
Current Liabilities	$130,670	$132,233
Total Liabilities	$593,451	$556,634
Stockholders’ Equity	$252,252	$253,020
Total Debt	$431,640	$402,055

Certain prior year amounts have been reclassified to conform to current year reporting.

Exhibit B

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the Company believes it provides a higher degree of transparency of certain items.

The following tables show adjustments made to Gross Profit, Operating Income and SG&A expenses between reported GAAP and Non-GAAP results for the three months ended June 30, 2012 and 2011:

Adjusted Gross Profit:

	Three Months Ended
	6/30/12	6/30/11
	(in 000’s)	(in 000’s)
Gross Profit, as reported	$30,923	$22,195
Inventory Purchase Accounting Charge	458	—

Adjusted Gross Profit, (Non-GAAP)	$31,381	$22,195

Adjusted Gross Profit, (Non-GAAP) as a % of Revenues	19.0%	22.1%

Adjusted Operating Income:

	Three Months Ended
	6/30/12	6/30/11
	(in 000’s)	(in 000’s)
Operating Income, as reported	$17,271	$14,176
Acquisition Expense	128	100
York Label Group Integration Expense	272	—
Inventory Purchase Accounting Charge	458	—
Facility Closure Expense	573	—

Adjusted Operating Income, (Non-GAAP)	$18,702	$14,276

Adjusted Operating Income, as a % of Revenues (Non-GAAP)	11.3%	14.2%

Adjusted SG&A Expenses:

	Three Months Ended
	6/30/12	6/30/11
	(in 000’s)	(in 000’s)
SG&A Expenses, as reported	$13,652	$8,019
Acquisition Expense	128	100
York Label Group Integration Expense	272	—
Plant Closure Costs	573	—

Adjusted SG&A Expenses, (Non-GAAP)	$12,679	$7,919

Adjusted SG&A Expenses, as a % of Revenues, (Non-GAAP)	7.7%	7.9%

For more information, please contact: Sharon E. Birkett

Vice president and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311